Exhibit 17.1

4400 U.S. 9 South, Suite 1000, Freehold NJ 07728

Public Trading Company since 2011

July 23, 2021

Letter of Resignation

This letter confirms, that I, Thomas Griffin, resign immediately as CEO and sole Director of Medifirst Solutions, Inc., a New Jersey based Nevada Corporation.

Sincerely,

/s/ Thomas Griffin	July 23, 2021
Name: Thomas Griffin	Date
CEO